Media Contact: Roxanne Butler
                                                                  (317) 282-2659
                                                      Roxanne.Butler@iflyata.com


 ATA Holdings Announces Appointments of Interim Chief Financial Officer
                         and Chief Commercial Officer

         Names Francis J. Conway as Interim Chief Financial Officer and Subodh Karnik as Senior Vice President and Chief Commercial Officer



INDIANAPOLIS, June 2, 2005--ATA Holdings Corp. (ATAHQ) announced today changes in its leadership team with the naming of Francis J. Conway to the position of Interim Chief Financial Officer (CFO). Conway's experience working with financially distressed companies, both from the perspective of an officer and director, as well as an advisor to such entities, is in excess of 20 years and involves dozens of transactions. With regard to his position at ATA, 47-year-old Conway will serve as the CFO on a fully dedicated basis and will work closely with ATA's leadership team as the Company continues its efforts to reorganize its operations under the protection of the U.S. Bankruptcy Code.

Conway is a Managing Director with Navigant Capital Advisors, LLC, the dedicated corporate finance advisory business of Navigant Consulting, Inc. ("Navigant"). Navigant is a specialized, independent consulting firm that provides advisory services to a broad constituency of clients throughout the U.S. and abroad. At Navigant, Conway leads the firm's restructuring practice. Conway brings significant aviation industry experience to this role, including serving as financial advisor to scheduled carriers as well as an officer and director with several aircraft leasing entities. Conway has been appointed as an officer of ATA Holdings by its Board of Directors, and a retention motion has been filed with the U.S. Bankruptcy Court.

Prior to assuming his role at Navigant in late 2004, Conway was a Partner at Deloitte & Touche where he served as National Managing Partner for Deloitte & Touche's Reorganization Services Group. Prior leadership roles included Managing Director and Regional Practice Leader of the Corporate Recovery Group of KPMG, and First Vice President at Lehman Brothers, where Conway specialized in workouts and restructurings involving equity investments made by Lehman clients, as well as the financial restructuring of certain merchant banking investments made by Lehman and predecessor firms. ATA's new CFO graduated from New York University with a Bachelor of Science Degree in Accounting and Management and is a Certified Public Accountant.

Conway replaces ATA's CFO, Gilbert Viets, who will remain with the Company as Assistant to the Chairman and as a member of the Board of Directors. Viets will work on several projects, including the sale of the Company's subsidiary travel club, Ambassadair.

George Mikelsons, CEO of ATA Holdings Corp., said, "We thank Gil for his tireless efforts during the past months and for leading ATA's reorganization to this point. We welcome Frank to the ATA leadership team as we pursue a sustainable restructuring of our operations and financial affairs, allowing the Company to ultimately emerge from bankruptcy protection."

ATA also announced the appointment of Subodh Karnik to Senior Vice President and Chief Commercial Officer (CCO). He will oversee all revenue-related functions, including sales, marketing, market planning, pricing, revenue management, e-commerce and distribution.

"Subodh brings a wealth of airline experience to ATA," said John Denison, CEO of ATA Airlines. "We are counting on Subodh to help ATA return to profitability in the not too distant future. Our Company is fortunate to have been able to attract Subodh to become a member of the leadership team."

Karnik has 15 years of airline industry experience. His career includes a wide range of leadership positions at three major carriers, including Delta Air Lines, where he was Senior Vice President of Marketing Planning after first serving as Vice President, Finance for Corporate Development, Fleet Planning and International; Continental Airlines, where he was Staff Vice President of International Finance, CFO of subsidiary Continental Micronesia and board member of COPA Airlines; and Northwest Airlines, where he had responsibilities in alliances, international sales, revenue management and strategic planning.

Karnik is a native of Mumbai, India and graduated from the Birla Institute of Technology and Science and the University of Michigan Ross School of Business.

ATA also announces a new Managing Director of Market Planning with the addition of Mark Suman. Suman was the co-founder of Las Vegas-based National Airlines where he served as Senior Vice President of Strategic Planning and oversaw all aspects of passenger revenue generation.

"We welcome Mark Suman's market planning expertise and ability to profitably allocate aircraft across the ATA network," said Stan Hula, ATA's Vice President, Planning.

Suman's experience includes the successful implementation of America West's codeshare with Continental Airlines while he was Senior Director of Market Planning for America West. Prior to his airline career, Suman was Vice President of Kurth & Co, Inc. and a transportation analyst for the Civil Aeronautics Board prior to deregulation of the airline industry. He graduated from Wittenberg University with Bachelor Degrees in economics and political science.

ATA Airlines, now in its 32nd year of operation, offers dependable, easy and affordable travel to 30 destinations. ATA serves major business centers and popular leisure destinations, including Hawaii. For more information, visit ata.com.


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